Exhibit 99.1
Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR THIRD QUARTER ENDED OCTOBER 2013

Bellport, NY November 07, 2013 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States, Puerto Rico and the U.S. Virgin Islands, reported total net sales for the third quarter of 2013, which ended November 02, 2013 were $61.5 million versus $59.3 million last year. On a year-to-date basis, total net sales were $181.9 million in the current year compared with $180.7 million last year. For the third quarter ended November 02, 2013, comparable store sales increased by 4.8%. Comparable store sales on a year-to-date basis increased by 0.7%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA THIRD QUARTER AND YEAR TO DATE 2013 RETAIL SALES ($’s in $000’s):

	FY		FY		FY
	2013		2012		2011
		(Decrease)		Increase		Increase
		Increase		(Decrease)

Number of Open Stores, October	335	(3.5%)	347	0.9%	344

Third Quarter Total Retail Sales	$61,533	3.7%	$59,317	(0.3%)	$59,481
Year to date October Total Retail Sales	$181,915	0.7%	$180,679	0.3%	$180,156

Third Quarter Comparable Store Sales		4.8%		(2.0%)		8.4%

Year to date October Comparable Store Sales		0.7%		(0.4%)		12.4%